UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2008

Saul Centers, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-12254	52-1833074
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland	20814-6522
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(301) 986-6200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On May 14, 2008, Saul Holdings Limited Partnership, the operating partnership for Saul Centers, Inc., entered into a new $157,500,000 construction loan facility (the “Facility”), with a syndicate of lenders led by U.S. Bank National Association. The Facility is to be used to finance construction of Clarendon Center, a mixed use development including up to approximately 42,300 square feet of retail space, 170,400 square feet of office space and 244 residential units located adjacent to the Clarendon Metro Station in Arlington, Virginia. The Facility is secured by the property and improvements thereon. Saul Centers, Inc. has guaranteed the payment obligations of Saul Holdings Limited Partnership under the Facility, with the maximum principal amount guaranteed to be reduced in the event the Company meets certain conditions relating to pre-leasing, completion of the project, and net operating income from the project. For purposes of this Form 8-K, all references to the “Company” refer, collectively, to Saul Centers, Inc., together with Saul Holdings Limited Partnership and the wholly owned subsidiaries of Saul Holdings Limited Partnership.

The Facility matures on November 14, 2011, which term may be extended by the Company for two additional periods of 9 months each, subject to the Company’s satisfaction of certain conditions.

Interest on amounts borrowed under the Facility accrues at a rate of LIBOR plus a spread of 2.50%, which spread may be reduced to 2.35% upon completion of the project and 2.20% upon compliance with certain tests relating to the property’s generation of net operating income.

The Facility requires the Company and its subsidiaries to satisfy customary covenants relating to approval by the U.S. Bank National Association, as Agent, of significant construction agreements and significant changes in plans or construction costs. The Company must also provide documentation of construction costs, budgets and leasing information to the Agent. In addition, the Facility requires the Company and its subsidiaries to satisfy certain financial covenants contained in its revolving credit facility, any default under which revolving credit facility covenants would also be a default under the Facility.

Each of U.S. Bank National Association, Wells Fargo Bank, National Association, HSBC Realty Credit Corporation (USA), Compass Bank and Raymond James Bank, FSB, is a lender under the Facility. Some of the lenders or their affiliates from time to time have provided in the past and may provide in the future commercial lending services to the Company and its affiliates in the ordinary course of business.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On May 14, 2008, Saul Holdings Limited Partnership entered into the Facility, the terms of which are described in Item 1.01 above.

Item 9.01.	Financial Statements and Exhibits

Exhibit No.	Description
10. (a)	Construction Loan Agreement, dated as of May 14, 2008, by and among Saul Holdings Limited Partnership, U.S. Bank National Association, as agent, and the lenders party to or who become party to such agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAUL CENTERS, INC.

By:	/s/ Scott V. Schneider
Name:	Scott V. Schneider
Title:	Senior Vice President and Chief Financial Officer

Dated: May 19, 2008

EXHIBIT INDEX

Exhibit No.	Description
10. (a)	Construction Loan Agreement, dated as of May 14, 2008, by and among Saul Holdings Limited Partnership, U.S. Bank National Association, as agent, and the lenders party to or who become party to such agreement.